                                                                   EXHIBIT 10.16

                AGREEMENT FOR ELECTRONIC MANUFACTURING SERVICES


THIS AGREEMENT made as of this 8 day of April 2000 between GVC Corporation, having offices at No. 69, Ting-Hu 1st Street, Kwei Shan 333, Taoyuan Hsian, in Taiwan, R.O.C. ("Supplier") and NOVATEL WIRELESS INC., having offices at Suite 110, 9360 Towne Center Drive, San Diego, California, U.S.A. 92121 ("Customer").

FOR AND IN CONSIDERATION of the mutual covenants of the parties hereto, the parties hereby agree as follows:

                                    ARTICLE I

                                      TERM

       1.1 This Agreement shall be in effect for a term of twenty-four (24) months, commencing upon the date of this Agreement (the "Term"). Unless the parties agree in writing to extend such Term for an additional period prior to the termination of the Term, this Agreement shall terminate upon the expiry of the said Term.

                                   ARTICLE II

                                SCOPE OF SERVICES

       2.1 Customer hereby retains Supplier and Supplier hereby agrees to provide to Customer during the Term manufacturing and delivery services in respect of electronic products or assemblies, as more particularly identified in Exhibit "A" hereto (collectively, the "Products") in accordance with Exhibit B, Costed Bill of Materials. Supplier and Customer shall mutually agree in writing upon the delivery schedule(s) applicable to the Products.

       2.2 Supplier shall purchase all components necessary for the manufacture of the Products in accordance with an approved vendor list ("AVL") provided by Customer and approved by Supplier and Customer. The current AVL is attached as Exhibit C hereto. The AVL will change from time to time, and Customer will provide Supplier with a copy of the current AVL as it becomes available. In the event Supplier cannot purchase a component from a vendor on the AVL for any reason, Supplier may purchase such components from an alternate vendor, subject to the prior written consent of Customer, which consent shall not be unduly withheld or delayed.

                                   ARTICLE III

                        PLANNING AND PROCUREMENT PROCESS

       3.1 Upon the date of execution of this Agreement and thereafter on the first business day of each month of the Term, except for the last three (3) months of the Term, Customer shall provide Supplier with firm purchase orders covering a minimum period of three (3) months (each, a "Purchase Order").

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


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

       3.2 Upon the dates on which Customer provides Supplier with the Purchase Orders pursuant to Section 3.1, Customer also shall deliver to Supplier a forecast (each, a "Forecast") covering the nine (9) month period immediately following the applicable three (3) month Purchase Order period. It is understood that each Forecast is delivered by Customer to Supplier for information purposes only and cannot be relied upon by Supplier. Each Forecast is limited in accordance with Article 4 below.

       3.3 Upon the basis of the Purchase Orders and Forecasts referred to in Sections 3.1 and 3.2, Supplier shall develop and deliver to Customer a master production schedule ("MPS") for a twelve (12) month period as follows:

              (a) the MPS will define the master plan upon which Supplier will base it's procurement activities, internal capacity projections and commitments to Customer hereunder;

              (b) Supplier will use the Purchase Orders referred to in Section
3.1 to generate the *** of the MPS; and

              (c) Supplier will use the Forecasts referred to in Section 3.2 to generate the *** of the MPS.

The current Supplier MPS will be provided to the Customer the first working day of every month during the term of this Agreement.

       3.4 Supplier will develop the MPS through industry-standard MRP software that will convert the MPS reflecting Customer's Purchase Orders and Forecasts into requirements for the components to develop the necessary Products. In so developing the MPS, Supplier will allow for the following times required to develop the Products:

              (a) in-Circuit Testing/Functional Testing - ***;

              (b) Assembly - ***;

              (c) Kitting - ***;

              (d) Material Handling - ***.

Supplier shall plan and schedule for materials to be at it's facilities *** before the Products are due to be delivered to Customer, with respect to Products where no testing is required, and *** before the Products are due to Customer, with respect to Products where testing is required. Supplier will also provide to Customer on a weekly basis a detailed production plan showing the schedule for all Products for the next 4 week period ("Production Plan"). The Production Plan shall show the Customer Part number, the quantity of Products to be built on a daily basis and the expected production output and yield on a daily basis.


* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


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

       3.5 Supplier will place orders to suppliers of components within a reasonable period prior to the anticipated date that the same are needed and in accordance with the provisions of Section 3.4. On the first working day of each month, Supplier will provide to Customer the current lead-times by part number for all parts used in the Customer assemblies. Through its "MRP System", Supplier will issue an instruction ("MRP Signal") to its procurement department to purchase or procure a component approximately seven (7) days before it places an order with materials suppliers in accordance with this Section 3.5.

       3.6 When Supplier places an order with component suppliers pursuant to
Section 3.5, it will order components in various quantities (defined in periods-worth-of-supply) as defined by the "ABC Classification" for each component (the "Classification"). The Classification, together with the expected distribution or characteristics of various classes of components, and the applicable periods-worth-of-supply ("Periods-of-Supply") that will be bought for each class of component is shown on the table below:

             ABC Classifications, Descriptions and Periods-of-Supply

----------------------------- --------------------------- -------------------------- -------------------
         Part Class             Expected Percentage of     Expected Percentage of     Periods Worth of
                                   Total Components         Total Value (of Gross       Supply to be
                                                                Requirements)         Bought with Each
                                                                                           Order
----------------------------- --------------------------- -------------------------- -------------------
             A                           ***                         ***                    ***
----------------------------- --------------------------- -------------------------- -------------------
             B                           ***                         ***                    ***
----------------------------- --------------------------- -------------------------- -------------------
             C                           ***                         ***                    ***
----------------------------- --------------------------- -------------------------- -------------------


On the first working date of every month, Supplier will provide a report to Customer detailing the quantity and financial exposure on all customer unique components on hand at Supplier or on order.

       3.7 In addition to ordering components for various Periods-of-Supply, Supplier will order components according to various minimum-buy quantities, tape and reel quantities, and multiples of packaging quantities.

       3.8 Notwithstanding any provision hereof, Customer shall be liable for any and all taxes, customs duties, withholding, assessments or levies arising from time to time or at any time in respect of the services provided by Supplier to Customer pursuant to and in respect of the transfer, sale, delivery and use of the Products, save and except that Supplier shall be responsible for any and all taxes arising on or measured by its net income or gain.

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


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                                   ARTICLE IV

                           LIABILITIES FOR COMPONENTS

       4.1 In the event of cancellation or decrease in a Purchase Order pursuant to Section 5.2, Customer's liability for costs of components that Supplier has procured pursuant hereto, is as follows-

              (a) For costs of components that Supplier has ordered pursuant to a Purchase Order and cannot cancel prior to receipt (including components that may not be cancelable by virtue of having insufficient time between the MRP Signal to cancel and the expected or real receipt date by Supplier);

              (b) For Supplier's costs of components that Supplier has ordered pursuant hereto and cannot return to the suppliers where the lead time in ordering such components is at least three months, and where Supplier has made reasonable efforts to return the components; and

              (c) In the event Supplier can use any such excess components for any of Supplier's other customers, then Customer will be released from any liability for such components. In the event Supplier is able to return components by paying re-stocking fees or other fees, Customer shall be responsible for any such fees.

       4.2 With Customer's prior written consent (not to be unreasonably withheld or delayed), Supplier shall purchase tools that it may require in order to fulfill the Purchase Orders and Forecasts. The costs of same shall be borne by Customer. Title in and to all such tooling purchased by Supplier shall vest in Customer, and Supplier shall deliver to Customer possession of such tooling in the same condition as when received by Supplier (ordinary wear and tear excepted) upon the earlier of the completion of the relevant Purchase Order or the termination of this Agreement.

                                    ARTICLE V

                                  RESCHEDULING

       5.1 Customer at any time may reschedule the delivery dates of any of the Products, subject to the following:



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

        WRITTEN NOTICE BY CUSTOMER                PERCENTAGE OF ORIGINAL QUANTITY
      TO SUPPLIER PRIOR TO ORIGINAL             OF PRODUCTS THAT CAN BE RESCHEDULED
              DELIVERY DATE                                 FOR DELIVERY
              -------------                                 ------------
                   ***                                          ***
                   ***                                          ***
                   ***                                          ***
                   ***                                          ***


As an example, if Customer notifies Supplier in writing between *** prior to the scheduled delivery date of the Products, a *** of the total amount of the Products to be delivered on such date may be rescheduled for delivery by Supplier.

       5.2 In the event Customer shall require decreased quantities of Products from those originally scheduled for delivery at a specific date, Supplier and Customer, each acting reasonably and in good faith, shall agree upon a rescheduled delivery date for the decreased quantities of Products within forth-five (45) days of the original delivery date.

       5.3 In the event Customer shall require an increase of quantities of Products in excess of that originally scheduled for delivery at a specific date, then Customer shall notify Supplier in writing at least thirty (30) days prior to the original scheduled delivery date and Supplier, on a reasonable commercial efforts basis, will attempt to accommodate such increase.

       5.4 If the Customer changes the delivery dates of any Product by a period exceeding ninety (90) days in the aggregate, and if such change results in additional expenses to Supplier to store such Products or to acquire additional components, such additional expenses shall be borne by Customer.

                                   ARTICLE VI

                                    REVISIONS

       6.1 In the event Customer requests an engineering change to a Product, which change shall be requested within a reasonable period prior to scheduled delivery, Supplier shall notify Customer of any impact on the costs and/or scheduled delivery of such Products, and also regarding whether any ordered components are rendered obsolete, within five (5) business days of the receipt of Customer's request. Unless Customer consents to such revisions of costs and/or delivery by notice in writing within two (2) business days of receipt of Supplier's notification, the requested engineering change shall be deemed cancelled. Any increases in the costs of Products resulting from any such engineering change order ("ECO") shall be borne by Customer. Any decreases in the costs of Products resulting from any such engineering change order shall result in a commensurate price reduction by Supplier. The costs of components made obsolete or components purchased by Supplier in excess as a result of any such ECO shall be borne by

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Customer. A USD. *** administrative fee per ECO also shall be borne by Customer to partially cover Supplier's costs in processing the ECO. Upon approval of the ECO the Supplier will make the changes in the Supplier's business system within one week.

                                   ARTICLE VII

                                  CANCELLATIONS

       7.1 Customer may cancel any Purchase Order by notifying Supplier in writing at least ninety (90) days prior to the scheduled delivery date. Within thirty (30) days of such cancellation, Supplier shall provide Customer with a written calculation of Customer's total costs related to such cancelled order by Customer part number. After review the Customer shall pay such costs deemed fair and reasonable to Supplier within thirty (30) days of the receipt of such calculation. Upon receipt of payment for same, Supplier shall deliver to Customer, at Customer's expense, any components purchased but unused as a result of such cancellation or shall scrap such components, at the direction of the Customer as specified in the cancellation notice.

                                  ARTICLE VIII

                              PRICING AND DELIVERY

       8.1 The prices for the Products manufactured and delivered by Supplier pursuant hereto are set forth in Exhibit "A" hereto and shall remain fixed for the Term, with the following exceptions:

              (a) in respect of an ECO, the provisions of Section 6.1 shall apply;

              (b) in respect of any rescheduling of delivery, the terms of
Article 5 shall apply;

              (c) material variations on the market prices of components shall be applied to all Products' prices, provided Customer approves any such purchase price variations in writing in advance of Supplier procuring the components; and

              (d) the parties intend, pursuant to Section 8.2, below, to reduce costs by at least 5% during each quarter, and thus any prices paid for Products by Customer shall be reduced accordingly as costs are reduced.

       8.2 Quarterly Cost Reviews

Supplier and Customer shall meet quarterly, starting three (3) months after the date of this Agreement, to review the materials and process costs of the Products. Where differences greater than *** of the Product price shown in Exhibit A are achievable, Supplier and Customer agree to adjust the price effective on the date that the changes are (or will be) implemented. Supplier will strive to achieve a cost reduction of *** calendar quarter during the term of this Agreement, starting at the end of the 2nd quarter from the date this agreement becomes effective.


* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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

       8.3 Delivery

              (a) Supplier will deliver Products on time, defined as shipment according to the delivery dates Supplier commits; or if Supplier has not made a specific commitment, to the date(s) identified on the Purchase Order within a window of five (5) business days early and two (2) business days late.

              (b) Delivery of all Products by Supplier to Customer shall be F.O.B. Supplier's plant located at the address specified in Exhibit "A" ("Delivery Point"), at which location risk of loss and title to the Products shall be transferred by Supplier to Customer. Products held or stored by Supplier at the Delivery Point or any other location after the scheduled or rescheduled delivery date of such Product, shall be held or stored at the sole risk and expense of Customer.

              (c) Unless otherwise specified by Customer, Supplier shall transport the Products to Customer by such mode or modes of transportation as Supplier reasonably determines, to Customer's address or an address specified in writing by Customer. All packaging, freight, insurance and other shipping expenses from the Delivery Point shall be borne by Customer. When special packaging is requested or, in the reasonable opinion of Supplier, is required, the additional costs related to such special packaging shall also be borne by Customer.

                                   ARTICLE IX

                              PAYMENT AND INVOICING

       9.1 Payment terms will be *** from each invoice date. Any and all overdue payments over *** shall bear interest at the rate of *** until paid in full.

                                    ARTICLE X

                                    WARRANTY

       10.1 Supplier expressly warrants that each Product (excluding components purchased from third-party vendors ("Vendor Components") shall be free from any defects in workmanship for a period of one (1) year from the date of manufacture of such Product by Supplier. Warranties on any Vendor Components are limited to the warranties provided by the component manufacturers or Vendors. Supplier will use reasonable commercial efforts to make all warranties of its component suppliers assignable to Customer. Supplier shall pass on any unexpired assignable warranties for any such Vendor Components to Customer until the expiration of such warranties or up to a maximum of one year from the date of manufacture of the Product by Supplier, whichever period is lesser. Warranty coverage does not include failures due to Customer design errors, improper or defective parts or materials used by Customer, and damages caused by Customer's misuse, unauthorized repair or negligence. The performance of any repair or replacement by Supplier does not extend the warranty period for any Products beyond the period applicable to the Product as originally delivered pursuant hereto.

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


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

                                   ARTICLE XI

                                GENERAL INDEMNTTY

       11.1 Customer hereby indemnifies and saves harmless Supplier, its parent and affiliate corporations and their respective directors, officers, employees, agents and servants from and against any and all actions, claims, losses, costs, liabilities or expenses (including court costs and the fees and costs of attorneys and other professionals) ("Claims") to the extent arising out of (A) infringements of any patents, trademarks, copyrights or other intellectual property by the Products or (B) any negligence or willful misconduct in respect of the Products by Customer, its employees, agents and subcontractors, including but not limited to any such act or omission that contributes to: (i) any bodily injury, sickness, disease or death; (ii) any injury or destruction to tangible or intangible property of the injured party or any loss of use resulting therefrom; or (iii) any violation of any statute, ordinance or regulation.

       11.2 Supplier hereby indemnifies and saves harmless Customer, its parent and affiliate corporations and their directors, officers, employees, from and against any and all actions, claims, losses, costs, liabilities or expenses (including court costs and the fees and costs of attorneys and other professionals)("Claims") to the extent arising out of (A) infringements of any patents, trademarks, copyrights or other intellectual property by the Products (except to the extent such infringement for a design or material claim result from a defect in a specification submitted and/or instructed by Customer) or (B) any negligence or willful misconduct in the manufacture of the Products (except to the extent such damages result from a defect in a specification submitted and/or instructed by Customer) by Supplier, its employees, agents and subcontractors, including but not limited to any such act or omission that contributes to: (i) bodily injury, sickness, disease or death; (ii) any injury or destruction to tangible or intangible property-of the injured party or any loss of use resulting therefrom; or (iii) any violation of any statute, ordinance or regulation.

       11.3 The total liability, if any, of Supplier, including but not limited to liability arising out of contract, tort, breach of warranty, infringement or otherwise, shall not in any event exceed the purchase price paid by Customer for the Products. The Customer hereby acknowledges that the mutual covenants and agreements set forth in this Agreement reflect this allocation of risk.

                                   ARTICLE XII

                  EVIDENCE OF QUALITY, INSPECTION AND REPORTING

       12.1 Customer has the right at all reasonable times, upon reasonable advance written notice, to visit Supplier's facilities and the Delivery Location to inspect the work being performed on the Products pursuant hereto, provided such inspection shall not unduly affect Supplier's operations and provided Customer and its representatives shall be on Supplier's facilities and the Delivery Location at Customer's sole risk. Inspection of the work by Customer shall not relieve Supplier of any of its obligations under the Agreement or the Purchase Orders. Supplier shall provide Customer with all mutually agreed upon quality reports at agreed upon intervals. Supplier reserves the right to limit Customer's access to its facilities or any specified area to protect confidential information of Supplier or its other customers or third parties.



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       12.2 If Customer requests inspection of the Products prior to the delivery of such Products as a condition of acceptance of such Products, Customer shall inspect the Products within seventy-two (72) hours of transmission of written notice by facsimile from Supplier informing Customer that the Products are ready to be shipped. If Customer does not inspect the Products within such seventy-two (72) hour period, Customer shall be deemed to have waived its rights to inspect the Products as a condition of acceptance of such Products.

       12.3 Customer and Supplier working jointly will implement a joint quality improvement program to improve quality and to reduce costs for Products.

       12.4 Supplier shall manufacture the Customer's products in accordance to an industry workmanship standard, agreed to by both parties. Unless otherwise specified by the Customer, Supplier will manufacture the Customer's products as per ANSI/IPC-A-610 Revision B "Acceptability Of Electronic Assemblies", Class 2 "Dedicated Service Electronic Products".

       12.5 If product manufactured by Supplier is tested using equipment and fixtures supplied by the Customer, the Supplier will be responsible to ensure that the equipment and fixtures have been calibrated and maintained at a regular interval as recommended by the manufacturer, and that the equipment and fixtures are in proper operating condition. Calibration of equipment is to be performed by qualified, licensed individuals and with equipment traceable to National Standards.

       12.6 Supplier is responsible for assuring that Products are delivered to Customer only after Products successfully complete the specified inspection and test processes. If the Product is being tested using equipment, fixtures, and/or software provided by the Customer, Supplier is not responsible for product functionality beyond that assured by the Customer provided test processes. Product testing is to be performed in accordance to product specifications and test procedures, which will be mutually agreed upon by Supplier and Customer.

       12.7 Supplier is responsible to provide the following reports for each shipment of Product:

              (a) Defects per Million ("DPM") or Parts per Million ("PPM") for in-circuit test when performed;

              (b) DPM or PPM for each functional test performed;

              (c) Statistical control charts for each of the key processes as identified by Customer from time to time, as agreed to by Supplier, such agreement not to be unreasonably withheld, and

              (d) Details concerning all test failures and their root causes.

       12.8 Supplier shall maintain a data acquisition system for all test data collected and will allow Customer to access such system at Customer's request.

       12.9 Supplier shall allow Customer to access Supplier's management system to retrieve such data that is needed for Customer to obtain information concerning material procurement activities, progresses in work in process, and process yield.

                                  ARTICLE XIII

                                   TERMINATION

       13.1 If either party fails to meet one or more of the terms and conditions as stated in this Agreement or addenda, Supplier and Customer agree to negotiate in good faith to resolve such default. If the defaulting party fails to cure such default or submit an acceptable written plan to resolve such default within thirty (30) days following notice of default, the nondefaulting party shall have the right to terminate this Agreement by furnishing the defaulting party with written notice of termination.

       13.2 In the event that a party; (i) become insolvent; (ii) enters into or files a petition, arraignment or proceeding seeking an order for relief under the bankruptcy laws of its respective jurisdiction; (iii) enters into a receivership of any of its assets or; (iv) enters into a dissolution of liquidation of its assets or an assignment for the benefit of its creditors, the other party shall have the right to terminate this Agreement within thirty (30) days by furnishing the defaulting party with written notice of termination.

       13.3 Upon any such early termination caused by Customer, Customer shall be liable for all work-in-progress and any outstanding charges in respect of Products, and shall receive all related stock, work-in-progress, and finished Products. Upon termination, Customer shall pay all invoiced charges net sixty
(60) days. Upon any such early termination caused by Supplier, Customer shall have the right to receive all related stock, work-in-progress, and finished Products at prices given in Exhibit A and amendments thereto, but Customer's liability shall be limited to paying for finished Products it receives, at prices given in Exhibit A and amendments thereto.

                                   ARTICLE XIV

                                 CONFIDENTIALITY

       14.1 Supplier and Customer recognize that, for the term of this Agreement, it will be necessary to disclose to each other certain confidential information, and that each has a responsibility to protect such confidential information.

       14.2 "Confidential Information" shall mean the confidential and proprietary information related to the design, manufacture, application, know-how, experimentation, research and development, components, hardware and software, contents, workings, data, installation and implementation of the systems or products of Customer and the business, manufacturing, inspection, and test processes of Supplier. It is understood that Confidential Information shall not include:

              (a) information which was in the public domain at the time of the disclosure, or

              (b) information which, though originally Confidential Information, subsequently becomes part of the public knowledge or literature through no fault of the receiving party, as of the date of its becoming part of the public knowledge or literature, or

              (c) information independently developed by employees or agents of the receiving party who the receiving party can show had no access to Confidential Information received under this Agreement, or

              (d) is rightfully received from a third party without restriction on disclosure and without breach of this Agreement, or

              (e) is disclosed pursuant to a requirement of a governmental agency or the disclosure of which is required by law, or

              (f) is approved for release by written authorization of the disclosure party. Supplier and Customer mutually agree to hold each other's Confidential Information in strict confidence and not to disclose such Confidential Information to any third parties, nor use any Confidential Information for other than the purposes of carrying out their obligations under this Agreement. Supplier and Customer may disclose each other's Confidential Information to their respective employees, but only to the extent necessary to carry out the purposes for which the Confidential Information was disclosed, and Supplier and Customer agree to instruct all such employees to not disclose such Confidential Information to third parties without the prior written permission of the parties disclosing such Confidential Information.

       14.3 Supplier and Customer acknowledge that all Confidential Information shall be owned solely by the disclosing party and that the unauthorized disclosure or use of such confidential Information could cause irreparable harm and significant injury which may be difficult to ascertain. Accordingly, Supplier and Customer agree that the disclosing party shall have the right to seek an immediate injunction enjoining any breach of this Article.

       14.4 Upon the written request of either party, the other party shall return to the disclosing party proof of destruction, or provide all data, plans, drawings, maskworks, computer files, or tangible items representing the other party's Confidential information and all copies thereof.

       14.5 Supplier and Customer recognize and agree that nothing in this Agreement shall be construed as granting any rights, license or otherwise, to any Confidential Information disclosed pursuant to this Agreement.

       14.6 Supplier and Customer agree that Confidential Information that is disclosed from one party to the other shall be utilized by the receiving party only for purposes of carrying out the terms and conditions of this Agreement, and shall be used for no other purpose. Specifically, and without limitation, Supplier agrees not to utilize any Confidential Information of Customer in the manufacture of products for any other customer of Supplier, without the prior express written consent of Supplier.

                                   ARTICLE XV

                                 NON-COMPETITION

       15.1 During the Term of this Agreement, and in perpetuity thereafter, Supplier shall not have the right, without the prior written consent of Customer, to manufacture, anywhere in the world, products based on Customer designs and/or other Customer intellectual property, other than the manufacture of products pursuant to this Agreement or based on Customer designs and/or other Customer intellectual property in respect of which title to or the right to use has been legally acquired by Supplier or by a third party which engages Supplier for the purposes of manufacturing such products.

                                   ARTICLE XVI

                                TIMELY DISCLOSURE

       16.1 Supplier agrees to promptly inform Customer if it becomes aware of any material threat to the uninterrupted production and delivery of the Products that may develop from time to time from any cause whatsoever, regardless of whether the cause is attributable to events internal or external to Supplier.

                                  ARTICLE XVII

                                  MISCELLANEOUS

       17.1 Governing Law and Jurisdiction. This Agreement will be governed by and interpreted under the laws of the State of California and the federal laws of the United States of America applicable thereto. For any dispute arising out of this Agreement, the parties consent on a non-exclusive basis to personal and subject matter jurisdiction of the federal and state courts in California, United States of America.

       17.2 Entire Agreement; Enforcement of Rights. This Agreement, including Exhibit A Pricing, Exhibit B Costed Bill of Materials and Exhibit C, current Approved Vendor List, sets forth the entire agreement and understanding of the parties relating to the subject matter herein and merges all prior discussions and arrangements between them. No modification of or amendment of this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and duly executed by the parties. The failure by either party to enforce any rights thereunder will not be construed as a waiver of any rights of such party.

       17.3 Assignment and Successors. Supplier shall not assign its rights and obligations herein, without the prior written consent of Buyer. A Change of Control of Supplier shall be considered an assignment of this Agreement, thus triggering the non-assignment provisions of this Section. For purposes of this Agreement, "Change of Control" shall mean a direct or indirect change in the ownership or control of the shares of the Supplier, whether by merger, sale, acquisition or otherwise.The rights and liabilities of the parties hereto will bind and inure to the benefit of their respective successors.

       17.4 Notices. Any required notices thereunder will be given in writing to the addresses set forth below, or at such other address as either party may substitute by written notice to the other in the manner contemplated herein, and will be deemed to be received when hand-delivered or delivered by facsimile:

If to GVC

GVC Corporation
No. 69, Ting-Hu 1st Street
Kwei Shan 333, Taoyuan Hsian
Taiwan, R.O.C.


Facsimile:                             Attention:


If to Customer:

Novatel Wireless .Inc.
Suite 110, 9360 Towne Center Drive
San Diego, CA
U.S.A.  92121


Facsimile:                             Attention:  Vice President, Manufacturing

       17.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

                                   GVC CORPORATION


                                   By:  /s/
                                      ------------------------------------------
                                   Its:
                                       -----------------------------------------


                                   NOVATEL WIRELESS, INC.


                                   By:  /s/
                                      ------------------------------------------
                                   Its:
                                       -----------------------------------------

                                    EXHIBIT A

DELIVERY POINT:

     GVC




PRODUCT PRICING:

                                                                  SELLING PRICE
PART NUMBER       DESCRIPTION                  REVISION              ($USD.)
649496001551      CDPD Modern Assembly            TBD
                  EXPEDITE                        ***

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                              EXHIBIT A - ADDENDUM



Attachment C "Price Sheet" dated 5-24-00

DELIVERY POINT:

     GVC

PRODUCT PRICING

Part Number         Description         Unit Cost

649496002435        Expedite ET         $ * * *

                                 GVC Price List

                    Attachment A "Price Sheet" dated 6-15-00


PART NUMBER             DESCRIPTION              UNIT COST
649496 00243 5          Expedite ET              $ * * *
649496 00265 7          Symbol Merlin            $ * * *

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                    EXHIBIT B

COSTED BILL OF MATERIALS (GVC)

       ***

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


                                      B-1